UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AppHarvest, Inc.

(Name of Registrant as Specified in its Charter)

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☐    Fee paid previously with preliminary materials

☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351

SUPPLEMENT TO PROXY STATEMENT
For
THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Friday, June 9, 2023

This supplement, dated June 1, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) on Schedule 14A filed by AppHarvest, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 28, 2023 and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held solely virtually, via live webcast at www.virtualshareholdermeeting.com/APPH2023 originating from Morehead, Kentucky, on Friday, June 9, 2023, at 10:00 a.m. Eastern Time. This Supplement is being filed with the SEC and made available to stockholders on or about June 1, 2023. The record date for the Annual Meeting is April 12, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Proposal No. 4 (“Proposal 4”) included in the Proxy Statement relates to a series of alternate amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock at a reverse stock split ratio ranging from one-for-ten (1:10) to one-for-twenty (1:20), inclusive (the “Reverse Stock Split”), with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board prior to the date of the 2024 Annual Meeting of Stockholders. The Proxy Statement includes an error in the description of the vote required for approval of Proposal 4 in the section entitled “Questions and Answers About These Proxy Materials and Voting”. We are filing this Supplement to correct this error and clarify that the affirmative vote of the holders of a majority of shares outstanding and entitled to vote on the matter will be required to approve Proposal 4. Capitalized terms not defined herein shall have the meaning set forth in the Proxy Statement.

Revised Proxy Statement Disclosure

The disclosure included on page 6 of the Proxy Statement, under the heading “How many votes are needed to approve each proposal?” incorrectly described the voting standard required to approve Proposal 4. Accordingly, the fourth bullet under the question titled “How many votes are needed to approve each proposal?” on page 6 of the Proxy Statement under the heading “Questions and Answers About These Proxy Materials Voting” is hereby revised in its entirety to read as follows:

•Proposal No. 4 - For approval of a series of alternate amendments to the Company’s Certificate of Incorporation to effect, at the option of the Board, a Reverse Stock Split at a ratio between one-for-ten and one-for-twenty, inclusive, as determined by the Board in its sole discretion, the proposal must receive “For” votes from the holders of a majority of shares outstanding and entitled to vote on this matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes. Since brokers have authority to vote on your behalf with respect to Proposal 4, we do not expect broker non-votes on this proposal.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.